EXHIBIT 99.1

PRESS RELEASE

          IRIS APPOINTS THOMAS H. ADAMS, PH.D., TO BOARD OF DIRECTORS

CHATSWORTH, Calif.--June 10, 2005--IRIS International, Inc. (NASDAQ:IRIS), manufacturer and marketer of automated IVD urinalysis systems and medical devices used in hospitals and reference clinical laboratories worldwide, today announced the appointment of Thomas H. Adams, Ph.D., a seasoned corporate executive and scientist with extensive medical technology experience, to the Company's Board of Directors.

"Tom has done pioneering work in the field of life sciences and medical diagnostics and we are extremely fortunate to find a candidate with his credentials," stated IRIS Chairman Richard H. Williams. "His expertise in medical diagnostics and track record of scientific accomplishments combined with his vast corporate history will serve the Company well at a time when IRIS is experiencing rapid growth and continues to expand its product portfolio."

IRIS President and Chief Executive Officer Cesar Garcia praised Dr. Adams as a businessman and scientist who is keenly aware of the Company's goal of maintaining its leadership position within the medical devices industry. "Tom will provide valuable insight and expertise as the Company continues to explore new opportunities in breakthrough clinical applications with high growth potential," Mr. Garcia said.

Dr. Adams stated that IRIS International is an innovative company that has made great strides in the advancement of urinalysis technology. "I am pleased to be joining the Board at a time when the Company is expanding its portfolio with new clinical applications such as body fluids, as well as focusing on advanced urinalysis applications such as the diagnosis of bacteria and rare cell detection in urine," he stated.

Dr. Adams is the founder and Chairman Emeritus of Genta,  Inc.  (NASDAQ:  GNTA -
News), which develops drugs for cancer and related diseases. He was the co-founder and former CEO of Gen-Probe, Inc. (NASDAQ: GPRO - News), a developer of DNA probe diagnostic products. He previously served as Senior Vice President and Chief Technology Officer of Hybritech, Inc., where he achieved the first U.S. Food and Drug Administration clearance for a monoclonal antibody diagnostic product and developed the PSA test for prostate cancer, along with numerous other diagnostic products. While at Gen-Probe, he received the first FDA clearance for a DNA probe diagnostic product and received Inc. Magazine's Product of the Year award in 1987 for a diagnostic product for Legionnaires' disease.

Previous positions held by Dr. Adams include Vice President of Clinical Chemistry Research and Development at Technicon Instruments Corp., and Director of Research and Development at Baxter International Inc.'s (NYSE: BAX - News) Baxter Laboratories.

Dr. Adams, 62, who currently serves as Chairman and CEO of Leucadia Technologies Inc., a biotechnology company which he also founded, has raised more than $200 million in public and private financing to support companies that he has established. He is the author of numerous patents and publications in diverse areas of biomedical science and a recipient of a 1993 Dupont Award for Technical Achievement. He has served as the Chairman of numerous health care industry committees and currently serves as director of several companies, including La Jolla Pharmaceuticals (NASDAQ: LJPC - News).

THE COMPANY

IRIS International, Inc. (www.proiris.com) is a leader in automated urinalysis technology with systems in major medical institutions throughout the world. The Company's newest generation iQ(R)200 Automated Urine Microscopy Analyzer, utilizing image flow cytometry, patented Automated Intelligent Microscopy (AIM) technology and neural network-based particle recognition, achieves a significant reduction in the cost and time-consuming steps involved in manual microscopic analysis. The Company's StatSpin(R) subsidiary, based in Norwood, Mass., manufactures innovative centrifuges and blood analysis products. Advanced Digital Imaging Research, LLC (ADIR), based near Houston, Texas, is the Company's imaging research and development subsidiary.

SAFE HARBOR PROVISION

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future commercial revenues, market growth, capital requirements, and new product introductions, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: the acceptance by customers of our new iQ(R)200 product platform, our substantial expansion of international sales and our reliance on key suppliers, the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures, as well as potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company's products; rapid technological change in the microelectronics and software industries; and increasing competition from imaging and non-imaging based in-vitro diagnostic products. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.


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CONTACT:
     IRIS International, Inc.
     Cesar Garcia, 818-709-1244 x123
     or
     The Wall Street Group, Inc.
     Ron Stabiner, 212-888-4848